SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 11, 2006

PHILLIPS-VAN HEUSEN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-07572 (Commission File Number)	13-1166910 (IRS Employer Identification Number)

200 Madison Avenue, New York, New York 10016
(Address of Principal Executive Offices)

Registrant’s telephone number (212)-381-3500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

This amendment is being filed because, when this 8-K was originally filed on October 11, 2006, the text of the HTML 8-K document did not transmit due to technical reasons.  The text of exhibits 10.1 and 99.1, however, did transmit and, therefore, are not being retransmitted with this amendment.

Item 1.01.  Entry into a Material Definitive Agreement.

On October 11, 2006, Phillips-Van Heusen Corporation entered into an Asset Purchase Agreement (the “Agreement”), with Suberba, Inc., a California corporation (“Superba”), and A. Mervyn Mandelbaum, the Chief Executive Officer and controlling shareholder of Superba.  Pursuant to the Agreement, the Company will acquire substantially all of the assets of Superba, a privately-held manufacturer and distributor of neckwear in the United States and Canada.  The purchase price for the assets is $110 million, subject to adjustment, plus an earn-out over a three-year period based on the earnings of the acquired business for each of the first three years after the closing, with a maximum value of $70 million.

The Agreement contains customary representations, warranties and covenants.  The consummation of the transactions contemplated under the Agreement is subject to the satisfaction or waiver of certain conditions, including regulatory approval.  The closing is expected to occur on or about January 1, 2007.

This description of the Agreement is qualified in its entirety by reference to the full text thereof, a copy of which is filed as an exhibit to this Current Report on Form 8-K.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

 (c)

Exhibits:

Exhibit           Description

10.1

Asset Purchase Agreement, dated October 11, 2006, among Phillips-Van Heusen Corporation, Superba, Inc. and A. Mervyn Mandelbaum.

1.1

Press Release, dated October 11, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS-VAN HEUSEN CORPORATION

By: /s/ Mark D. Fischer Mark D. Fischer, Vice President
Date: October 13, 2006